Exhibit 10.20

SHARE PURCHASE AGREEMENT

Dated 21 February 2008

Between

Nord Pool ASA

(as Seller)

And

OMX AB (publ)

(as Buyer)

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	7.20	Taxes	19
	7.21	Relationship with the Seller	19
	7.22	Information	19

8	COVENANTS OF THE SELLER		19
	8.1	Conduct of Business of the Group prior to Closing Date	19
	8.2	Restrictive covenants	19
	8.3	Co-operation by Seller and Buyer	20
	8.4	Exchange memberships	20

9	TERMINATION		20
	9.1	Termination	20

10	COMPENSATION		20
	10.1	Compensation	20
	10.2	Limitation of liability - time	21
	10.3	Limitation of liability - amount	21
	10.4	Indemnification procedures with respect to third party claims	21

11	NOTICES		22

12	ASSIGNMENT		22

13	CONFLICTS WITH FRAME AGREEMENT		23

14	GOVERNING LAW AND ARBITRATION		23

Appendices

A.	Definition of International Business and the Business Assets

B.	Exchange Service Agreement

C.	Clearing Service Agreement

D.	Support Service Agreement

E.	FMSA Addendum

F.	Vendor Note

G.	Nord Pool Spot Service Agreement Addendum

3.1	Reference Balance Sheets (Nord Pool International, Nord Pool Clearing ASA and Nord Pool Consulting AS)

7.6	2006 Accounts

7 etc	Disclosure Schedule (7.4, 7.7, 7.10, 7.11, 7.13, 7.14, 7.17, 7.18, 7.19, 7.21)

8.1	Interim Cooperation Agreement

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PURCHASE AGREEMENT

This agreement (the “Agreement”) is entered into the 21 day of February 2008 between:

(1)	Nord Pool ASA, a public limited company incorporated and existing under the laws of Norway with company registration no. 965 662 952, (the “Seller”) and

(2)	OMX AB (publ), a public limited company incorporated and existing under the laws of Sweden with company registration no. 556243-8001 (the “Buyer”).

WHEREAS:

(A)	The Seller and certain of its subsidiaries are engaged in the trading and clearing of derivatives;

(B)	The Seller is the owner of the entire issued share capital of Nord Pool International AS, a limited liability company to be organised under the laws of Norway that is to acquire the International Business from the Seller prior to Closing.

(C)	The International Business consists of (a) the International Exchange Business, (b) 100 per cent of the shares in Nord Pool Clearing ASA, company registration no. 980 247 899, a public limited liability company duly incorporated and organised under the laws of Norway, and (c) 100 per cent of the shares in Nord Pool Consulting AS, company registration no. 880 321 862, a limited liability company duly incorporated and organised under the laws of Norway.

Nord Pool International AS, Nord Pool Clearing ASA and Nord Pool Consulting AS are hereinafter referred to as the “Subsidiaries”.

The International Exchange Business and the Business Assets are defined in Appendix A hereto;

(D)	On 19 December 2007, the Seller and the Buyer entered into a certain Frame Agreement setting out the main terms and conditions for the sale and purchase of all shares in Nord Pool International AS and certain transaction related thereto;

(E)	On the terms and subject to the conditions set forth herein, the Seller desires to sell and the Buyer desires to purchase the outstanding shares of Nord Pool International AS.

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS

In this Agreement, the following definitions shall have the following meanings:

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a)	2006 Accounts	means in respect of the Seller and each Subsidiary, its audited annual accounts (årsregnskap), consisting of the profit and loss account, balance sheet, statement of cash flow and the notes thereto, the consolidated profit and loss account, the consolidated balance sheet, statement of cash flow and the notes thereto, for the financial year ended on 31 December 2006;

b)	2007 Accounts	means in respect of the Seller and each Subsidiary, its audited annual accounts (årsregnskap), consisting of the profit and loss account, balance sheet, statement of cash flow and the notes thereto, the consolidated profit and loss account, the consolidated balance sheet, statement of cash flow and the notes thereto, for the financial year ended on 31 December 2007;

c)	2007 Balance Sheet	means the pro forma consolidated balance sheet of Nord Pool International AS, derived from the 2007 Accounts;

d)	Accounting Principles	means Norwegian generally accepted accounting principles as defined by Norwegian law and regulations and accounting standards issued by the Norwegian Accounting Standards Board (Nw: Norsk Regnskapsstiftelse/NRS), applied on a consistent basis;

e)	Additional Purchase Price	has the meaning set out in Clause 4;

f)	Affiliate	of any person means, as of any time, (i) any other person directly or indirectly controlled by or under the direct or indirect common control of that first-mentioned person or (ii) any other legal person(s) directly or indirectly controlling or jointly controlling such first-mentioned person (whereby “control” and “controlling” means the possession, directly or indirectly, of the power to direct or influence the direction of the management or policies of a person, whether through ownership, by contract or otherwise);

g)	Agreement	means this Agreement including the appendices attached hereto;

h)	Business Assets	shall have the meaning set out in Appendix A;

i)	Business Day	means a day on which banks are open for general banking business in Norway and Sweden;

j)	Buyer	shall have the meaning ascribed to such term in the preamble to this Agreement;

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k)	Closing	shall have the meaning ascribed to such term in Clause 5.1 below;

l)	Closing Date	means the date when Closing actually takes place according to Clause 5.1 below;

m)	Companies Act	means the Norwegian Limited Liability Companies Act of 1997;

n)	Encumbrance	means any mortgage, charge, pledge, lien, option or other security interest or restriction of any kind;

o)	FMSA Addendum	means the addendum agreement enclosed as Appendix E, setting procedures for amendment of the Facility Management Service Agreement between Nord Pool, Nord Pool Clearing ASA and OMX Technology AB.

p)	Group, or Nord Pool International Group	means Nord Pool International AS and its subsidiaries;

q)	Initial Purchase Price	shall have the meaning ascribed to such term in Clause 3.2;

r)	Intellectual Property	shall have the meaning ascribed to such term in Clause 7.11;

s)	International Exchange Business	means the derivatives business of the Seller that does not relate to the Nordic Financial Energy Market, as defined in Appendix A;

t)	Losses	shall have the meaning ascribed to such term in Clause 10;

u)	Material Agreement	shall have the meaning ascribed to such term in Clause 7.13;

v)	Net Equity	means the pro forma consolidated net book equity of Nord Pool International as it appears in the Reference Balance Sheet and the 2007 Balance Sheet, as the case may be;

w)	Parties	means the Seller and the Buyer, collectively;

x)	Party	means the Seller or the Buyer;

y)	Provisional Purchase Price	shall have the meaning ascribed to such term in Clause 3.1 below;

z)	Purchase Price	shall have the meaning ascribed to such term in Clause 3 below;

aa)	Reference Balance Sheets	shall have the meaning ascribed to such term in Clause 3.1;

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bb)	Seller	shall have the meaning ascribed to such term in the preamble to this Agreement;

cc)	Service Agreements	means the Exchange Service Agreement, the Support Service Agreement between the Seller and Nord Pool International AS, and the Clearing Service Agreement between the Seller and Nord Pool Clearing ASA, included as Appendices B-D.

dd)	Shares	shall mean all shares in Nord Pool International AS;

ee)	Taxes	means all taxes (including VAT and similar taxes), however denominated, including interest, penalties and other additions to tax that may become payable or imposed by any applicable statute, rule or regulation or any governmental agency, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, social security or other social benefit taxes, sales, use, excise, real or personal property, stamps, transfers and workers’ compensation, which the Group is required to pay, withhold or collect;

ff)	Vendor Note	means the vendor note in the form of Appendix F, to be delivered by the Buyer to the Seller at Closing; and

gg)	Warranties	means the warranties set out in Clause 7.

2	SALE OF SHARES AND ASSETS

2.1	Sale of Shares in Nord Pool International

Upon the terms and subject to the conditions set out in this Agreement, the Seller agrees to sell and the Buyer agrees to purchase all Shares in Nord Pool International AS, together with all rights attached to them.

The Shares shall be transferred to the Buyer on the Closing Date, free and clear from any Encumbrances.

2.2	Establishment of Nord Pool International

On the terms and subject to the conditions set out in this Agreement, the Seller shall prior to Closing transfer the International Exchange Business and all the shares in Nord Pool Clearing ASA and Nord Pool Consulting AS to Nord Pool International AS. Such transfer shall be carried out by ways of a share subscription in Nord Pool International AS against consideration in kind (where the International Exchange Business and all the shares in Nord Pool Clearing ASA and Nord Pool Consulting AS constitute the consideration).

2.3	FMSA Addendum

The Parties have in connection with this Agreement agreed to make the changes to the Facility Management and Services Agreement (FMSA) entered into between the Seller, Nord Pool Clearing ASA and OMX Technology AB set out in Appendix E.

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3	PURCHASE PRICE AND PAYMENT

3.1	Provisional Purchase Price

In consideration for the Shares, the Buyer shall pay the amount of NOK 2,150 million, (the “Provisional Purchase Price”) an amount which is based upon the projected reference balance sheets of the subsidiaries as of 31.12.2007 attached to the Frame Agreement (the “Reference Balance Sheets”). The Provisional Purchase Price shall be adjusted pursuant to Clause 3.2 below.

3.2	Price adjustment

The Provisional Purchase Price of NOK 2,150 million shall be adjusted for any deviation between Nord Pool International pro forma consolidated Net Equity based on the Reference Balance Sheets, TNOK 276.998, and at 31 December 2007 shall lead to an adjustment of the Provisional Purchase Price upwards (if the Group’s Net Equity at 31 December 2007 is higher) or downwards (in case the Group’s Net Equity at 31 December 2007 is lower), with the same amount on a NOK for NOK basis (the “Adjustment Amount”), such adjustment to be allocated to the Cash Portion of the Purchase Price.

The sum of the Provisional Purchase Price and the adjustments above shall be referred to as the “Initial Purchase Price”.

3.3	Procedure for determination of the Adjustment Amount

3.3.1	Proposal - disagreement

As promptly as practicable, but not later than 15 Business Days after the date hereof, the Seller shall deliver to the Buyer (i) the audited 2007 Accounts, (ii) draft 2007 Balance Sheet, (iii) its calculation of the Net Equity and (iv) the Adjustment Amount.

If the Buyer disagrees with the Seller’s calculation of the Adjustment Amount the Buyer shall, within 30 calendar days after the Seller’s delivery thereof, deliver a notice to the Seller explaining in reasonable detail the basis for such disagreement. The Notice shall also include the Buyer’s calculation of the disputed amounts. For the purpose of determining its view on the proposed Adjustment Amount the Buyer shall, to the extent permitted by applicable law, give the Seller or its duly authorised representatives reasonable access to the accounts, documents and records of the Seller and the Subsidiaries which are relevant in order to deliver the above mentioned (i), (ii), (iii) and (iv) and which are relevant to such determination.

If a notice of disagreement has been duly delivered by the Buyer, the Parties shall in good faith use all reasonable efforts to reach agreement on the disputed items or amounts in order to determine and mutually agree upon the sum of the Adjustment Amount.

3.3.2	Independent Expert

If the Parties have not reached agreement on the sum of the Adjustment Amount within 10 Business Days after the date of the Buyer’s notice of disagreement, the matters in dispute shall be submitted for final resolution to an authorised auditor (the “Expert”) mutually appointed by the Parties within an additional 5 Business Days. The Expert shall determine the sum of the Adjustment Amount. The Stockholm Chamber of Commerce shall on request of either Party, appoint the Expert, if the Parties cannot agree on such joint appointment within 10 Business Days after expiry of the 15 Business Day negotiation period.

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Each Party shall be entitled to present its case in writing to the Expert within 10 Business Days following the appointment. The Expert shall only consider the items and amounts in dispute, applying the Accounting Principles.

The Expert shall submit its final determination, including its reasoning, to the Parties as soon as practicably possible (within 30 Business Days of the appointment is considered a reasonable period), and its determination shall be final and binding upon the Parties and shall preclude judicial or arbitral review.

The costs of the Expert shall be borne equally by the Parties regardless of the outcome of the Expert’s evaluation, but the Parties shall otherwise bear their respective own expenses, including auditors and lawyer’s fees and expenses, incurred in connection with any such dispute resolution procedure.

3.4	Payment of Consideration

Of the Initial Purchase Price, NOK 1,700 million shall be paid by the Buyer to the Seller in cash upon Closing (the “Cash Portion”), and NOK 450 million shall be paid in the form of a Vendor Note on the terms set out in Appendix F.

The Cash Portion will carry an annualized interest rate of 3 months NIBOR for the period from 1 August 2008 until Closing, to be paid at the time of Closing.

The Vendor Note will carry an annualized interest rate of 3 months NIBOR, to be paid at the time of settlement. Interest will start accruing on the earliest of the Closing Date and 1 August 2008. Earned interest is to be added to the face amount on the note annually.

4	EARN OUT

In addition to the Initial Purchase Price, the Buyer shall pay to the Seller an amount in cash (the “Additional Purchase Price”) calculated as follows:

(i)	An earn-out of up to NOK 250 million, to be settled before the end of January 2010, provided the following earn-out criteria are met (and where the left column refers to the clearing volumes of Nord Pool Clearing in 2009 relating to Nord Pool International power products excluding Carbon Products (as defined below):

Clearing volumes:	Earn-out payment
300-600 TWh	Maximum NOK 75 million

600-900 TWh	Maximum NOK 75 million in addition

900-1500 TWh	Maximum NOK 100 million in addition

(ii)	An earn-out of up to NOK 250 million, to be settled before the end of January 2011, provided the following earn-out criteria are met (and where the left column refers to the cleared volumes of Nord Pool Clearing in 2010 relating to Nord Pool International power business but excluding Carbon Products:

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Clearing Volumes:	Earn-out payment
350-650 TWh	Maximum NOK 75 million

650-950 TWh	Maximum NOK 75 mill in addition

950-1550 TWh	Maximum NOK 100 million in addition

The earn-outs in Item (i) and (ii) shall be calculated on a linear basis. (Example: 750 TWh means an earn-out of 100 MNOK in item (ii).

(iii)	An earn-out of up to NOK 300 million provided the following earn-out criteria are met (where the earn-outs are calculated on a linear basis):

a.	NOK 20 million payable in January 2009 provided Carbon Volumes (as defined below) of minimum 350 million tons in 2008.

b.	An earn-out of up to NOK 40 million payable in January 2010 calculated on a linear basis for Carbon Volumes in 2009 exceeding 350 million tons, where Carbon Volumes of 700 million tons trigger a total maximum earn-out of NOK 40 million.

c.	An earn-out of up to NOK 60 million payable in January 2011 calculated on a linear basis for Carbon Volumes in January 2010 exceeding 350 million tons, where Carbon Volumes of 1.250 million tons trigger maximum earn-out of NOK 60 million.

d.	An earn-out of up to NOK 80 million payable in January 2012 calculated on a linear basis for Carbon Volumes in 2011 exceeding 350 million tons, where Carbon Volumes of 2.000 million tons triggers maximum earn-out of NOK 80 million.

e.	An earn-out of up to NOK 100 million payable in January 2013 calculated on a linear basis for Carbon Volumes in 2012 exceeding 350 million tons, where a Carbon Volume of 3.450 million tons triggers maximum earn-out of NOK 100 million.

The clearing volumes relating to Nord Pool International shall for the purposes of item (i) and (ii) above include all volumes on power related commodity derivatives cleared within the Nord Pool International Group including (but not limited to) electricity certificates, non-Nordic power derivatives products (including CfDs involving Nordic power reference prices) and any new power related commodity derivatives not included in Nord Pool Nordic.

Carbon Products shall for the purpose of this Clause 4 include all volumes on EUA’s, CERs, CDMs and similar products cleared within the Nord Pool International Group, and Carbon Volumes shall refer to the clearing volumes of Nord Pool Clearing in Carbon Products.

For the sake of clarity; references to clearing volumes of Nord Pool International Group and Nord Pool Clearing shall include the clearing volumes in OMX in respect of the relevant products in the event that clearing business is transferred from Nord Pool Clearing to OMX.

OMX shall develop the business of Nord Pool International in line with the intentions set out in this Agreement and shall not make any decisions with regard to the business of the Nord Pool International Group or the business of OMX for the purpose of negatively affecting the earn-out interests of Nord Pool.

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If the OMX Group (or, if applicable, the NASDAQ Group) should acquire or establish an entity that is involved in the business covered by the earn-out provisions and this business uses the technology, platform or know-how of the Nord Pool International Group, then the growth of such entity in cleared volumes relating to such derivatives as is covered by the earn-out, shall be allocated to the Nord Pool International Group for the purposes of calculating the earn-out.

5	CLOSING

5.1	Time and place

Subject to the satisfaction or waiver of the conditions set out in Clause 6, Closing shall take place at the offices of Wiersholm Mellbye & Bech in Oslo, at 10.00 hours (Oslo time) within five Business Days after the fulfilment or waiver of the conditions set forth in Clause 6, or such other place, time and date as the Parties may otherwise agree in writing. By closing means the completion of the transactions contemplated by this Agreement (“Closing”). At Closing all closing matters shall be deemed to take place simultaneously.

5.2	The Seller’s closing obligations

At Closing the Seller shall:

a)	Deliver to the Buyer a copy of the minutes of the meeting of the board of directors of the Seller authorising the execution of, and the consummation of the transaction completed by this Agreement;

b)	in exchange for the payment of the Purchase Price, transfer the Shares and deliver to the Buyer the share register of Nord Pool International AS with the Buyer duly registered as the owner of the Shares as well as the related notices according to Section 4-7 and 4-10 of the Norwegian Companies Act;

c)	Deliver to the Buyer documentation that the International Exchange Business and all the shares in Nord Pool Clearing ASA and Nord Pool Consulting AS have been transferred to Nord Pool International in accordance with Clause 2.2;

d)	ensure that all the directors on the boards of the Subsidiaries shall resign from their respective offices (to the extent requested by the Buyer), each such director acknowledging in writing that he/she has resigned as a director of the relevant Subsidiary, and that he/she has no claims outstanding against the Buyer or the relevant Subsidiary for compensation or otherwise;

e)	deliver to the Buyer a copy of the minutes of the meeting of the board of directors of the Subsidiaries revoking all banking signature authorities with effect from the Closing Date and, with effect from the same date, replace such authorities according to instructions provided by Buyer (such instructions to be provided at the latest two Business Days prior to the Closing Date), and

f)	Deliver to the Buyer a copy of the Service Agreements signed by the relevant parties.

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5.3	The Buyer’s closing obligations

At Closing, the Buyer shall:

a)	pay the Initial Purchase Price to the Seller’s bank account number: 6003.05.56103 at Nordea Bank Plc. in Oslo by wire transfer of immediate available funds; and

b)	Issue the Vendor’s Note in favour of the Seller.

6	CLOSING CONDITIONS

6.1	Conditions to Buyer’s Closing obligations

The obligations of the Buyer to purchase the Shares in Nord Pool International AS and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part) on or before the Closing Date:

a)	each of the conditions set out in Clause 9 (i) and (ii) of the Frame Agreement;

b)	consents having been received from Radian, Chicago Mercantile Exchange Inc and Vital Forslkring ASA under the agreements specified in Appendix 7 section 7.13 (the “Change of Control Contracts”) to the acquisition by the Buyer of the Subsidiaries and (where relevant) the transfer of the business of Nord Pool Clearing ASA to OMX or a subsidiary of OMX provided, however, that such consents shall not be a condition to closing if the Seller has established alternative arrangements for the delivery of the services provided for in the Change of Control Contracts for the same duration and at the same cost;

c)	the Seller having demonstrated to the Buyer that the Subsidiaries have been fully and finally released from guarantees, indemnities or other obligations given or incurred by the Subsidiaries, as applicable, in favour of the Seller or any of its Affiliates save for the subordinated loan referred to in the Reference Balance Sheets and the obligations under the Service Agreements;

d)	there is no material breach of any of the Warranties of the Seller;

e)	in all respects material to the transactions contemplated hereby, the Seller shall have performed or compiled with all of its obligations pursuant to this Agreement to be performed or complied with by the Seller at or prior to Closing Date and shall have delivered each document to be delivered by it pursuant to this Agreement; and

f)	the Nord Pool Spot Service Agreement Addendum in Appendix G having been signed by the relevant parties.

6.2	Conditions to Seller’s Closing obligations

The obligations of the Seller to sell the Shares in Nord Pool International AS and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part) on or before the Closing Date:

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a)	in all respects material to the transactions contemplate hereby, the Buyer has performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Buyer at or prior to Closing Date and shall have delivered each document to be delivered by it pursuant to this Agreement.

7	WARRANTIES OF THE SELLER

The Seller makes the following warranties, all of which are made as at the date hereof and as at the Closing Date, unless otherwise expressly stated:

7.1	Corporate existence and power

Each Subsidiary is duly incorporated and validly existing under the laws of Norway.

No Subsidiary has been declared insolvent, become the subject of a petition in bankruptcy, had a receiver appointed with respect to it, nor has it entered into any arrangement with, or made an assignment for the benefit of, its creditors nor ceased to function as a going concern.

7.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of the Seller and constitutes or will, when executed, constitute valid and binding obligations of the Seller enforceable in accordance with its respective terms.

The execution by the Seller of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by the Seller of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Seller or a Subsidiary or of any applicable law, order, judgment or decree of any court or governmental agency or of any agreement to which the Seller or a Subsidiary is bound.

7.3	Capitalisation and title

The Seller has full ownership to the Shares constituting the entire share capital of Nord Pool International AS. Nord Pool International AS has full ownership to all the shares in Nord Pool Clearing ASA and Nord Pool Consulting AS. The Shares and the shares of Nord Pool Clearing ASA and Nord Pool Consulting AS are fully authorised, validly issued, fully paid and free and clear from any Encumbrances.

There are no outstanding subscription, option or similar rights relating to the Shares or the shares of Nord Pool Clearing ASA and Nord Pool Consulting AS and no securities giving a right to conversion into, or any agreement or arrangement which grants to any person or entity the right to acquire shares in the Group Companies.

7.4	Records

The Subsidiaries’ articles of association and shareholders’ registers are attached as Appendix 7.4, and such copies are true, accurate, up-to-date and complete.

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7.5	The International Exchange Business

Nord Pool International AS is the owner of or has a right to use the Business Assets and has good and valid title to or right to use the Business Assets.

7.6	Accounts

The 2006 Accounts, attached as Appendix 7.6, have been prepared in accordance with the Accounting Principles and in accordance with the books and records of the Seller and the Subsidiaries and give a true and fair view of the financial position, assets and liabilities, cash flow and the result of the operations of the Seller and the relevant Subsidiaries as of and for the period ending on 31 December 2006.

The 2007 Accounts will be prepared in accordance with the Accounting Principles and in accordance with the books and records of the Seller and the Subsidiaries. The 2007 Accounts will give a true and fair view of the financial position, assets and liabilities, cash flow and the result of the operations of the Seller and the relevant Subsidiaries as of and for the period ending on 31 December 2007.

7.7	No undisclosed liabilities

Except as set forth in Appendix 7.7, the Seller and the Subsidiaries have no liabilities except for liabilities reflected or reserved against in the Seller’s and the Subsidiaries’ balance sheets as of 31 December 2006 and current liabilities incurred in the ordinary course of business since 31 December 2006.

7.8	Assets

The Subsidiaries have or, in the case of Nord Pool International AS, upon the acquisition of the International Exchange Business will have, unless otherwise provided for in the 2006 Accounts, full ownership free and clear of any Encumbrance of all assets, tangible and intangible, that are reflected in the 2006 Accounts or which are used in their respective business, including any assets, tangible and intangible, acquired since 31 December 2006, and less any assets, tangible and intangible, disposed of since 31 December 2006 in accordance with the provisions in Clause 7.12.

At the Closing Date, the Group will not be using assets in their respective business which such Subsidiary or the Seller neither owns nor has the right to use pursuant to written agreements with third parties, unless disclosing such matter to the Buyer.

After the transfer provided for in Clause 2.2, the balance sheet of Nord Pool International will contain the assets and liabilities set out in the Reference Balance Sheet of Nord Pool International AS (Appendix 3.1) adjusted for the results of the operations of Nord Pool International after 31 December 2007.

At the Closing Date, the assets of the Subsidiaries will - together with the services to be provided under the Service Agreements - comprise all the assets necessary for carrying on the business of the relevant company to the extent to which it is conducted at the date hereof and, in the case of Nord Pool International AS, will - together with the services to be provided under the Service Agreements - comprise all the assets necessary for carrying on the International Exchange Business.

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The Group’s assets, tangible and intangible, are in good operating condition, ordinary wear and tear excepted, and maintained and serviced on a timely basis.

7.9	[intentionally left blank)

7.10	Leased premises

A list of all premises leased by the Group is set out in Appendix 7.10. All premises are being leased by the Subsidiaries under valid and enforceable leases, subject only to such Encumbrances which may follow from law. There is no default or event which constitutes or after notice or lapse of time would constitute a default by any party under any lease agreement. There is no outstanding claim against a Subsidiary relating to breach or default under any lease agreement.

7.11	Intellectual property

All Intellectual Property (as defined below) owned or used by the Group or the International Exchange Business is listed in Appendix 7.11.

Unless disclosed in Appendix 7.11 the Group owns or, in the case of Nord Pool International AS, upon the acquisition of the International Business will own or has the necessary rights to use all Intellectual Property that is used in or is necessary for the conduct of their respective business, including, but not limited to, the rights set out in Appendix 7.11.

All Intellectual Property owned by the Group or, in the case of Nord Pool International AS, to be owned upon the acquisition of the International Business is, unless disclosed in Appendix 7.11, owned with full and unrestricted ownership and right of disposition, and is not subject to any Encumbrances.

No infringement of the Group’s or the International Exchange Business’ Intellectual Property is taking or has taken place and neither the Subsidiaries nor the Seller has received notification asserting such infringement, unless as disclosed in Appendix 7.11.

The Group and the International Exchange Business does not infringe, and has not infringed, any third party’s Intellectual Property and no third party is claiming that such infringement is to the Seller’s best knowledge taking or has taken place, unless disclosed in Appendix 7.11.

“Intellectual Property” means inventions, patents, know-how, trade secrets, designs, copyrights, neighbouring rights, database rights, trademarks, domain names, trade names and other rights of a similar kind, whether registered or not, including applications for the registration of such rights.

7.12	Absence of certain changes or events

Since 31 December 2006 until 31 December 2007 there has not occurred or arisen in respect of the Group or the International Exchange Business:

a)	Any change of accounting methods, principles or practices, accounting, invoicing and supplier practice or procedures;

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b)	any acquisition or disposal of, or the entering into of agreement to acquire or dispose of, any material asset or other transaction, other than in the ordinary course of business (or disclosed in Appendix 7.12); or

c)	any increase in the rates of compensation (including bonuses) payable or becoming payable to any employee, officer, agent, independent contractor or consultant, other than such increase which is made in the ordinary course of business.

7.13	Agreements

All Material Agreements (as defined below) of the Group and the International Exchange Business are listed in Appendix 7.13, with the exemption for customer contracts (membership agreements/clearing client agreements). The Material Agreements are in full force and effect.

Neither the Seller nor a Subsidiary has received any notice that the Group or the International Exchange Business is in default under any provision of any Material Agreement, nor has it received or given notice of termination of any Material Agreement. To the Seller’s knowledge, no party has the intention to terminate any Material Agreement.

Neither the Seller nor any Subsidiary is to the Seller’s Best Knowledge in default under any provision of any Material Agreement, and no event has occurred which would constitute such a default.

The term “Material Agreements” means each agreement, contract and other undertaking by or to a Subsidiary or the International Exchange Business, which is of material importance to its business or the value of which, in respect of total turnover during one year, is not less than NOK 10 millions. In respect of customer agreements (membership agreements/clearing client agreements) the agreements with the 50 customers with the largest turn-over as of 14 February 2008 are regarded as Material Agreements.

7.14	Insurance

The Group has the insurance policies enclosed as Appendix 7.14. To the Seller’s best knowledge no claims have been made, no claims are outstanding and no fact or circumstance exists which may give rise to a claim under the Group’s insurance policies.

7.15	Environmental matters

To the Seller’s Best Knowledge the Group and the International Exchange Business is not and has not been in breach of any applicable laws (whether civil, criminal or administrative), statutes, regulations, directives, codes, judgments, orders or any other measures imposed by any governmental, statutory or regulatory body with regard to the pollution or the protection of the environment or to the protection of human health or human safety, or any other living organisms supported by the environment.

The Group and the International Exchange Business holds and has previously held all requisite environmental permits, i.e. all or any permits, licences, consents, approvals, registrations and other authorisations required under any applicable laws for the operation of the business of or the occupation or use of the properties used by the Group, and the Group fully complies, and has fully complied, with these permits. All current permits, copies of which are kept with the relevant Subsidiary holding the permit, are in full force and effect and none of them will expire or be revoked

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or suspended as a result of the transaction contemplated by this Agreement. Neither the Seller nor the Group has received any formal or informal notice or other communication indicating that permits held by the Group and the International Exchange Business may be revoked, modified, expire prematurely or not be renewed. There are no circumstances or facts that could result in such revocation, modification or premature expiry.

There is no current governmental investigation or disciplinary proceeding relating to any alleged breach of any law or permit by the Group and the International Exchange Business and none is pending, nor threatened.

The Group and the International Exchange Business has not, other than as permitted under applicable permits or applicable laws or regulations held from time to time, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, wastes or chemicals. Neither the Seller nor the Group has received any formal or informal notice or other communication from which it appears that the Group and the International Exchange Business may be or has been in violation of any laws or permits, nor is there any actual or contingent obligation on the Group and the International Exchange Business to pay money or carry out any work in order to keep or be granted an extension or renewal of any existing permit, nor are there any circumstances of facts that could result in such an obligation. The properties used by the Group and the International Exchange Business are to the Seller’s best knowledge not made of or do not contain any form of asbestos or any other toxic substance which may cause damage to the health of the persons working or visiting the premises.

7.16	IT and data protection

The Group and the International Exchange Business has all the hardware and software licenses necessary to carry on its business as presently conducted. The Group and the International Exchange Business does not use software which is not properly licensed and does not use software in a manner that violates licence provisions.

The Group and the International Exchange Business has to the Seller’s best knowledge at all times complied with applicable data protection legislation, and there has not been any communications with the Data Inspectorate (“Datatilsynet”) regarding claimed non-compliance with data protection legislation or permits.

7.17	Employment and pension agreements and labour controversies

Appendix 7.17 lists all:

a)	Collective bargaining agreements of the Group and the International Exchange Business;

b)	the persons regarded as key employees of the Group and the International Exchange Business;

c)	executive compensation plans, bonus plans, profit-sharing plans, employee pension and retirement plans, group life insurance plans and other plans and liabilities providing for benefits to employees or former employees of the Group and the International Exchange Business; and

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d)	loans to employees, guarantees for liabilities of employees and payments and liabilities to any present or former employee of the Group and the International Exchange Business.

None of the key employees have given or received notice of termination of his/her employment, and neither the Group nor the Seller has received any information indicating that such key employee has expressed any current intention of giving such notice. No employee of the Group and the International Exchange Business is entitled to golden parachutes, severance pay or similar termination compensation arrangements in excess of three months of salary, unless noted in Appendix 7.17.

Neither the Seller nor the Group has made any commitment or agreement to increase the compensation of any employee set forth in the list referred to in item b) above, or to modify the conditions of terms of employment of any employees other than in the ordinary course of business.

The execution or completion of the transactions contemplated by this Agreement does not trigger (i) any payments or other rights from the Group or to an employee of the Group or (ii) a right for an employee to terminate or shorten his/her employment.

There are no disputes between the Group or the International Exchange Business and any of the employees pending or threatened. No labour stoppages or labour walkouts have occurred at the Group and the International Exchange Business during the last two years.

No Subsidiary is liable to make any payment to any of the directors of the Board of a Subsidiary or any officer or employee or former director, officer or employee by way of damages or compensation for loss of office or employment or for redundancy or unfair or wrongful dismissal and to the Seller’s knowledge, no Subsidiary has been presented with any such claim.

7.18	Compliance with laws

The Group and the International Exchange Business has at all times in all material aspects conducted its business in accordance with and has complied with any applicable laws in Norway and to the Seller’s best knowledge in any other relevant countries relating to its operators and business.

There is save as provided for in Appendix 7.18 no controversy or investigation pending, or to the Seller’s best knowledge threatened or expected with respect to the Group or the International Exchange Business by any governmental agency or authority or any other person or entity relating , inter alia, to any violation or possible violation of applicable laws and no injunctions by authorities have been directed towards the Group and the International Exchange Business and there are no outstanding orders, decrees or judgments in respect of the Group and the International Exchange Business.

7.19	Litigation

There are no claims, actions, lawsuits, administrative, governmental, arbitration or other legal proceedings (including but not limited to proceedings related to Taxes) pending or to the Seller’s Best Knowledge threatened against or involving the Group and the International Exchange Business, its business, properties or assets, and there are no such suits or proceedings pending or to the Seller’s Best Knowledge threatened by the Group and the International Exchange Business against any other person or entity, except as set out in Appendix 7.19.

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No investigation or enquiry is being or has been conducted by any administrative, governmental, fiscal or other body in respect of the affairs of the Group and the International Exchange Business other than disclosed in Appendix 7.19, and no such investigation is pending, or to the Seller’s best knowledge threatened or expected.

7.20	Taxes

The Seller and the Subsidiaries have properly filed with the appropriate tax authorities all tax returns and reports required to be filed for all tax periods ending prior to the Closing Date and such filings are true, correct and complete and all information required for a correct assessment of Taxes has been provided.

The tax returns of the Seller and the Subsidiaries have been assessed and approved by the tax authorities through the Tax years up to and including the years for which such assessment and approval is required and the Group and the International Exchange Business is not subject to any dispute with any such authority.

All Taxes that have become due have been fully paid or fully provided for in the Accounts and the Subsidiaries will not be liable for any additional Tax pertaining to the period before 31 December 2007. All Taxes for the period after 31 December 2007 have been fully paid when due.

There are no tax audits, disputes or litigation threatened or currently pending with respect to the Group and the International Exchange Business, and there is no basis for assessment of any deficiency in any Taxes against the Subsidiaries which has not been provided for in the Accounts or which have not been paid.

7.21	Relationship with the Seller

Except as disclosed in Appendix 7.21, there are no written or oral agreements or arrangements of significance between a Subsidiary and the Seller, and no liabilities or obligations (contingent or otherwise) owed by a Subsidiary to the Seller.

7.22	Information

All documents provided to the Buyer by or on behalf of the Seller or a Subsidiary are to the Seller’s best knowledge true and correct in all material aspects, and no document provided to the Buyer by or on behalf of the Seller or a Subsidiary, contains to the Seller’s best knowledge any untrue statement of a relevant fact or omits to state a relevant fact necessary to make the statements contained in the document not misleading.

8	COVENANTS OF THE SELLER

8.1	Conduct of Business of the Group prior to Closing Date

During the period from 1 January 2008 to the Closing Date the Seller shall comply with or cause the Subsidiaries to comply with the provisions of the agreement set out in Appendix 8.1.

8.2	Restrictive covenants

The Seller undertakes for a period of three years after the Closing Date not to, directly or indirectly, carry out any activities which compete with the business of the Subsidiaries and the International Exchange Business as carried out at the date hereof and/or the Closing Date.

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The Seller undertakes that it will not from the date hereof and up to three years after the Closing Date directly or indirectly solicit or endeavour to entice away from, or discourage from being employed, any of the Subsidiaries’ key employees.

8.3	Co-operation by Seller and Buyer

The Seller and the Buyer will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and to co-operate with the Buyer and others in connection with the foregoing. The Seller and the Buyer shall use its best efforts to obtain the authorisations, consents, orders and approvals of regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the completion of the transactions contemplated by it. The Seller shall co-operate with the Buyer, and the Buyer shall promptly seek to obtain such authorisations, consents, orders and approvals as may be necessary for the performance of the Parties’ respective obligations pursuant to this Agreement.

8.4	Exchange memberships

The Seller shall support and seek to facilitate exchange membership for the exchange members of the Buyer. The Buyer shall support and seek to facilitate exchange membership for the exchange members of the Seller.

9	TERMINATION

9.1	Termination

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to Closing Date in accordance with the provisions of the Frame Agreement.

10	COMPENSATION

10.1	Compensation

The Seller agrees to indemnify and hold harmless the Buyer and will pay to Buyer the amount of, any direct loss, liability, claim, damage, expense (including costs of investigation and defence and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Losses”), arising from or in connection with (i) any breach of any representation or warranty made by a Seller in this Agreement, the Appendices annexed hereto, or any document delivered by a Seller pursuant to this Agreement; or (ii) any breach by a Seller of any covenant or obligation of such Seller in this Agreement. Any losses shall be calculated net of tax effects.

Any claim by the Buyer shall be made in writing to the Seller no later than 120 days after the Buyer’s executive management at operational level became aware of the circumstances giving rise to the claim, indicating the nature of the Loss and, to the extent possible, the amount of the claim.

The limitations of liability contained in this Clause 10 shall not apply in case the breach is due to the Seller’s gross negligence or wilful misconduct.

Interest will be added to the amount of such claims pursuant to the Norwegian Act relating to Interest on Overdue Payment, etc. of 1976.

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10.2	Limitation of liability - time

Subject to the paragraphs below, the Seller’s compensation obligations under this clause shall remain valid for a period of two years following the Closing Date.

The liability of the Seller with respect to breach of Warranties in relation to Taxes (Clause 7.20) shall remain valid until 30 days following the expiration of the statute of limitation on all assessments relating to events prior to the Closing Date, or, if later, 90 days after the final Taxes have been finally determined by the relevant authorities.

The limitations contained in this Clause 10.2 shall not apply to claims in respect of any breach of Warranties in relation to Clause 7.3 above (Capitalisation and title) or to the covenants made by the Seller under Clause 8 above (Covenants of the Seller) which may be made by the Buyer without limitation in time.

10.3	Limitation of liability - amount

Notwithstanding any of the foregoing, the compensation for breach of the warranties in Clause 7 shall be subject to the following limitations:

a)	The Seller shall have no liability with respect to any single Loss which does not exceed MNOK 4;

b)	The Seller shall have no liability unless all the Losses exceed MNOK 25, in which case also Losses below this threshold shall be payable; and

c)	The Seller’s total liability for breach of the warranties in Clause 7 is in any event limited to MNOK 500.

The limitations contained in this Clause 10.3 shall not apply to claims in respect of any breach of the Warranties in Clause 7.3 and 7.20.

10.4	Indemnification procedures with respect to third party claims

If the Seller or the Buyer as the case may be (an “Indemnified Party”) shall receive notice of any claim by a third party which is or may be subject to indemnification or compensation from the other party pursuant to this Agreement (a “Third Party Claim”), the Indemnified Party shall give the other party (the “Indemnifying Party”) prompt written notice of such Third Party Claim and the Indemnifying Party shall, at the Indemnifying Party’s option, have the right to participate in the defence thereof by counsel at the Indemnifying Party’s own cost and expense. If the Indemnifying Party acknowledges within 30 days from such written notice in writing its obligation to indemnify the Indemnified Party against all Losses that may result from such Third Party Claim, the Indemnifying Party shall be entitled, at the Indemnifying Party’s option, to assume and control the defence of such Third Party Claim at the Indemnifying Party’s cost and expense and through counsel of the Indemnifying Party’s choice. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, unless the settlement involves only the payment of money by the Indemnifying Party. No Third Party Claim that is being defended in good faith by the Indemnifying Party shall be settled by the Indemnified Party without the written consent of the Indemnifying Party. The Indemnifying Party shall have no obligation to indemnify the

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Indemnified Party for any losses resulting from the settlement of Third Party Claims in violation of the provisions of this Clause 10.4.

11	NOTICES

All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a party when:

a)	Delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Norway, or the fifth Business Day, if posted to or from a place outside Norway;

b)	delivered by hand, on the day of delivery;

c)	delivered by fax, on the day of dispatch if supported by a written confirmation from the sender’s fax machine that the message has been properly transmitted.

All such notices and communications shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this clause.

If to the Seller:	Nord Pool ASA
Attention: Erik Thrane
Postboks 373, 1326 Lysaker
Fax No. + 47 67 52 81 02

With a copy to:	Wiersholm, Mellbye & Bech
Attention: Knut Bergo
Postboks 1400 Vika, 0115 Oslo
Fax No. + 47 210 210 01

If to the Buyer:	OMX AB (publ)
Attention: Henrik Paulsson
105 78 Stockholm,
Sweden
Fax No. +46 8 405 6001

With a copy to:	Thommessen Krefting Greve Lund AS
Attention: Kim Dobrowen
PO Box 1484 Vika 0116 Oslo
Norway
Fax No. +47 23 11 10 10

12	ASSIGNMENT

This Agreement may not be transferred, assigned or pledged by any party hereto without the express written consent of the other party hereto, other than by operation of law; provided, that Buyer may designate one or more Affiliates as the purchaser of the Shares in Nord Pool

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International AS and shall provide to Seller the name(s) of the designee(s) at least five (5) Business Days prior to the Closing Date, provided, however, that if the Buyer designates any such Affiliate, such Affiliate shall be deemed to be included in the definition of the Buyer for the purposes of this Agreement; and provided, further that if any such Affiliate is designated, Buyer shall not be relieved of any of its obligations under this Agreement.

13	CONFLICTS WITH FRAME AGREEMENT

The Frame Agreement referred to in Recital D hereto shall continue in full force after the entry of this Agreement and the consummation of the transactions contemplated hereby. However, in case of conflict between the provisions of this Agreement and the provisions of the Frame Agreement (as they relate to the sale and purchase described in this Agreement), the provisions of this Agreement shall take preference.

14	GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with Norwegian law.

The Parties shall seek to solve through negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof. If the Parties fail to solve such dispute, controversy or claim by a written agreement within 60 days after one of the Parties has requested such negotiations by notice to the other Party, such dispute, controversy or claim shall be finally settled by arbitration in accordance with the Norwegian Arbitration Act. The place of arbitration shall be Oslo. The arbitration proceedings shall be confidential. The language to be used in the arbitral proceedings shall be English.

Notwithstanding the above, either Party may bring an action in any court of competent jurisdiction (i) for provisional relief pending the outcome of arbitration, including, without limitation, provisional injunctive relief or pre-judgement attachment of assets, or (ii) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorised by this paragraph, each Party hereby consents to the non-exclusive jurisdiction of Oslo, Norway.

*  *  *

This Agreement has been executed in two original copies, of which each party has retained one copy.

Nord Pool ASA	OMX AB (publ)